Exhibit 99.1

Intrexon Corporation Annual CEO Letter

GERMANTOWN, MD, January 2, 2018 – Randal J. Kirk, Chairman and Chief Executive Officer of Intrexon Corporation (NYSE: XON), a leader in the engineering and industrialization of biology to improve the quality of life and health of the planet, sent the following annual letter to his colleagues at Intrexon.

Dear Colleagues,

As you know, it has been customary at this time of year for me to award a grade on the performance of our company in the year just ended. Others grade us and their opinions are mostly expressed in the stock market, which rates our performance for 2017 at ‘F,’ as evidenced by our share price having traded down over 50% in a year in which biotech stocks generally traded very well. And it’s not difficult to see why this was so: We entered 2017 with a wonderful set of leading assets, not merely ‘best in class’ assets but genuine world-beaters, category creating technologies that span industries as diverse as gene and cell therapy, crop protection, environmental solutions such as the OX513A mosquito and innovative food products such as the Arctic™ apple and the AquAdvantage® salmon. Our shareholders expected us to gain rapid adoption of our technologies and even significant transactions, where appropriate, with logical value-add partners around them and, frankly, we expected this as well. Obviously, whenever performance does not meet expectation there will be consequences and they won’t all be pleasant!

Nevertheless, it is obligatory for us to have our own reckoning. While we must never forget the grade that the market has given us and must always be mindful that one of our main jobs is to make money for our shareholders in the form of a higher share price, we know that our job is somewhat more involved than making the ‘performance minus expectation’ calculation. Like the many experiments conducted every day in our labs from San Diego to Ghent and from Summerland, BC to Budapest, only recording the results is insufficient, but we must analyze the data to interpret the results, if for no other reason than to perform better going forward, whether this be through an experimental redesign or through developing a new commercialization plan to incorporate newly learned information. We must honestly examine ourselves situationally to assess how we did in relation to our plans and our ecosystem and, most importantly, where results have not matched expectations, we must know the reason why and then figure out what to do about it. We have spent a lot of time as a team doing this so I now am prepared to make my own pronouncement.

So how did we do in 2017? I assign us an ‘A’ and here is why in a nutshell: We still have those assets with which we began 2017, and they are more desirable and closer to transactions and markets than ever. We have learned that novel types of assets, no matter how wonderful, are not adopted as rapidly as those that are more conventional. While we knew, for example, that no one previously has had the job of selling billions of engineered mosquitoes, we did not take fully into consideration the consequences of the fact that no one among the prospective counterparties has ever had the job of buying them. In 2017, we learned a great deal about the markets that we are addressing and the ways of doing business among their constituents. In brief, yes, we were geeky and enthusiastic about our technologies and had what seems in retrospect incorrect assumptions as to the rate with which the world should beat a path to our door. I am not going to fault a team, however, for not being so pragmatic and convention-bound as to regard MBP or POC CAR-T, just to cite two examples, to be impossibilities. Our naiveté has a virtue, so long as we continue to be driven by data, but we have now better aligned our vision to the necessities of our political and industrial landscape.

In addition, the mature assets with which we began the year have been supplemented with ever more valuable assets, as evidenced by our achieving in this past year technical success with our Methane Bioconversion Platform. We believe that this platform has demonstrated such economic viability as to qualify it, potentially, as the most valuable biotechnology yet developed. For the first time, we hired an experienced banking firm to assist us in our dialogs with potential partners and the results have been very positive. Since that time, we have hired three more high quality investment banks so that we now have four significant partnering exercises underway around mature programs and platforms. We expect that our receipts from these activities will exceed anything that we may have expected from partnering early stage programs and indeed we now mostly self-finance these in order to target value-inflecting events while they are in our hands and prior to any consideration of partnering.

The majority of you, however, are ‘doing science’ in order to create new technologies and products to solve significant problems in the world. As I often tell you when we meet, however, my job (and the job of the entire top team) is to make your visions show up in the ‘real’ world, to enable your work to matter to people in tangible ways. I want to take this occasion to thank you for your brilliance, your talent and your dedication. Please know that we take our responsibilities to you seriously and that we are committed to our mission.

But the main reason that I think our team deserves an ‘A’ grade is because we did in 2017 precisely what we should have done: We continued to invest in the assets that we believed the strongest and constantly recalibrated, making changes to our business model, to our organization, our management team, to how we partner (and with what sort of company) and how we shall commercialize our mature assets. We persevered and made adjustments in order to win, not only for this team and for our shareholders but for the world.

Wishing you and yours a healthy and prosperous New Year, RJ

About Intrexon Corporation

Intrexon Corporation (NYSE: XON) is Powering the Bioindustrial Revolution with Better DNA™ to create biologically-based products that improve the quality of life and the health of the planet. Intrexon’s integrated technology suite provides its partners across diverse markets with industrial-scale design and development of complex biological systems delivering unprecedented control, quality, function, and performance of living cells. We call our synthetic biology approach Better DNA®, and we invite you to discover more at www.dna.com or follow us on Twitter at @Intrexon, on Facebook, and LinkedIn.

Trademarks

Intrexon, Arctic, AquAdvantage, Powering the Bioindustrial Revolution with Better DNA, and Better DNA are trademarks of Intrexon and/or its affiliates. Other names may be trademarks of their respective owners.

Safe Harbor Statement

Some of the statements made in this press release are forward-looking statements. These forward-looking statements are based upon our current expectations and projections about future events and generally relate to our plans, objectives and expectations for the development of our business. Although management believes that the plans and objectives reflected in or suggested by these forward-looking statements are reasonable, all forward-looking statements involve risks and uncertainties and actual future results may be materially different from the plans, objectives and expectations expressed in this press release.

For more information regarding Intrexon Corporation, contact:

Media Contact:

Kekst and Company

Adam Weiner/ Robert Siegfried

Tel: +1 (212) 521-4823/ +1 (212) 521-4832

Corporate Contact:

Marie Rossi, PhD

Director, Technical Communications

Tel: +1 (301) 556-9850

investors@intrexon.com

publicrelations@intrexon.com